UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2008

SOUTHLAND HEALTH SERVICES, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	000-52359	20-0340136
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2344 Woodridge Avenue, Kingsport, Tennessee 37664

(Address of Principal Executive Offices) (Zip Code)

(423) 247-9560

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below of the Form 8-K if the filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.04	Triggering events that accelerate or increase a direct financial obligation under an Off-Balance Sheet arrangement.

On April 30, 2003 Emergystat, Inc., Emergystat of Sulligent,Inc., Extended Emergency Medical Services, Inc, and Med Express of Mississippi, LLC (collectively, “Borrower”) entered into a loan agreement with General Electric Capital Corporation (“GECC”), as modified by the Forbearance Agreements, as that term is defined in certain Forbearance Agreement No. 7 dated December 31, 2005, between Borrower and GECC, and by the Tri-Party Agreement, dated as of February 3, 2005, among Borrower, GECC, and Bad Toys Holdings, Inc. and by the Restructuring Agreement dated as of March 18, 2005.

On January 25, 2008, GECC notified Emergystat, Inc., Extended Emergency Medical Services, Inc., and Med Express of Mississippi, LLC of events of default, the full amounts of which became due and payable on January 31, 2006 pursuant to Section 3.1.3 of the 12/31/05 Forbearance Agreement. This letter constituted formal demand for full and immediate payment. As of January 24, 2008, GECC requested an amount due and payable of $2,345,000. The Company is disputing the amount claimed.

GECC filed court action pending in the United States District Court for the Northern District of Alabama before Judge Blackburn. The case is titled as General Electric Capital Corporation (“GECC”) v. Emergystat, Inc., Extended Emergency Medical Services, Inc; and MedExpress of Mississippi, LLC, Case No. 08-CV-0171-SLB. This is a collection action by GECC.

On March 4, 2008, the court granted the motion of GECC for the appointment of a collateral receiver to take possession and collect the accounts receivable and other collateral for the loan obligations of the defendants to GECC under a loan agreement originally entered in 2003. GECC claims that it is owed $2,345,000 under the loan agreement. The Defendants and the collateral receiver are cooperating in identifying the available collateral. Med Express and Extended have filed motions to dismiss for lack of personal jurisdiction. The court has advised them that it will deny the motions. The Defendants plan to file responses to the complaints soon.

On March 20, 2008, the court heard the Defendants’ motion that she reconsider her order and increase the bond. She denied the motion. The Defendants are proceeding with the preparation of their defense of the case.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHLAND HEALTH SERVICES, INC.

By:	/s/ Larry N. Lunan
Name:	Larry N. Lunan
Title:	Chief Executive Officer

Dated: March 24, 2008